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As filed with the Securities and Exchange Commission on November 26, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MEDIA ARTS GROUP, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State of incorporation)	900 Lightpost Way Morgan Hill, California 95037 (Address, including zip code of Registrant's principal executive offices)	77-0354419 (I.R.S. Employer Identification Number)

2002 STOCK PLAN
(Full title of the plan)

Herbert D. Montgomery
Executive Vice President and Chief Financial Officer
Media Arts Group, Inc.
900 Lightpost Way
Morgan Hill, California 95037
(408) 201-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
CHRIS F. FENNELL, ESQ.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.01 par value, issuable pursuant to the 2002 Stock Plan(1)	3,974,863	$3.925	$15,601,337.27	$1,262.15

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant's Common Stock that become issuable under the 2002 Stock Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that increases the number of the Registrant's outstanding shares of Common Stock.

(2)
The Proposed Maximum Offering Price Per Share of $3.925 per share is estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended ("Securities Act"), solely for the purpose of computing the amount of the registration fee and is based on a per share value $3.925, which value represents the average of the high and low sales price of a share of Media Arts Group, Inc. Common Stock as reported by the New York Stock Exchange on November 25, 2003.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended, is not required to be filed with the Securities Exchange Commission (the "SEC") and is omitted from this registration statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

* * * * *

I-1

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        Media Arts Group, Inc., which is referred to herein as the "Registrant," incorporates by reference in this Registration Statement the following documents and information filed with the SEC:

  1.
  The Registrant's Annual Report on Form 10-K (File No. 001-14641) for the year ended December 31, 2002 filed with the SEC on March 28, 2003;

  2.
  The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed with the SEC on May 12, 2003;

  3.
  The Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed with the SEC on August 7, 2003;

  4.
  The Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed with the SEC on November 6, 2003;

  5.
  The Registrant's Current Report on Form 8-K filed with the SEC on May 7, 2003;

  6.
  The Registrant's Current Report on Form 8-K filed with the SEC on July 30, 2003;

  7.
  The Registrant's Current Report on Form 8-K filed with the SEC on November 3, 2003;

  8.
  The Registrant's Current Report on Form 8-K filed with the SEC on November 4, 2003;

  9.
  The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form S-1 (Reg. No. 333-42815) declared effective by the SEC on or about February 19, 1998, as amended by the Registrant's Registration Statement on Form 8-A (Reg. No. 001-14641) filed with the SEC on November 24, 1998.

        In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

        Not applicable.

Item 5. Interests of Named Experts and Counsel

        Not applicable.

Item 6. Indemnification of Directors and Officers

        As permitted by Section 145 of the Delaware General Corporation Law (the "DGCL"), the Registrant's Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

        In addition, the Bylaws of the Registrant provide that (i) the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant, or is or was serving in certain capacities of other enterprises (including, for example, subsidiaries of the Registrant) at the Registrant's request, including those circumstances in which indemnification would otherwise be discretionary; (ii) expenses incurred by a director or officer arising from a threatened or pending action, suit or proceeding shall be paid by the Registrant in advance of final disposition of the action upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if ultimately he or she is not entitled to indemnification; and (iii) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with its directors, officers and employees. The Bylaws permit the Registrant to maintain director and officer liability insurance for its directors and officers whether or not the Registrant would have the power or the obligation to indemnify them against such liability under the indemnification provisions of the Bylaws.

        The Registrant has obtained a policy of directors' and officers' liability insurance for its directors and officers to insure directors and officers against the costs of defense, settlement or payment of a judgment under certain circumstances. The Registrant has entered into employment agreements with certain of its executive officers and indemnity agreements with certain of its directors that provide indemnity as allowed by Section 145 of the DGCL and the Bylaws.

Item 7. Exemption From Registration Claimed

        Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10.58	2002 Stock Plan, as amended
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (incorporated by reference to Exhibit 5.1 hereto)
24.1	Power of Attorney (see page II-5 attached hereto)

Item 9. Undertakings

        A.    The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant, Media Arts Group, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morgan Hill, State of California, on this 26th day of November 2003.

MEDIA ARTS GROUP, INC.
By:	/s/ ANTHONY D. THOMOPOULOS Anthony D. Thomopoulos Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony D. Thomopoulos and Herbert D. Montgomery and each one of them, acting individually and without the other, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ANTHONY D. THOMOPOULOS Anthony D. Thomopoulos	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	November 26, 2003
/s/ HERBERT D. MONTGOMERY Herbert D. Montgomery	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 26, 2003
/s/ ERIC H. HALVORSON Eric H. Halvorson	President and Director	November 26, 2003
/s/ MOE GRZELAKOWSKI Moe Grzelakowski	Director	November 26, 2003
/s/ THOMAS KINKADE Thomas Kinkade	Director	November 26, 2003
C. Joseph LaBonte	Director	November , 2003
/s/ DONALD POTTER Donald Potter	Director	November 26, 2003
/s/ RICHARD E. STEARNS Richard E. Stearns	Director	November 26, 2003

MEDIA ARTS GROUP, INC.
REGISTRATION STATEMENT ON FORM S-8
INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10.58	2002 Stock Plan, as amended
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (incorporated by reference to Exhibit 5.1 hereto)
24.1	Power of Attorney (see page II-5 attached hereto)

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference
  Item 4. Description of Securities
  Item 5. Interests of Named Experts and Counsel
  Item 6. Indemnification of Directors and Officers
  Item 7. Exemption From Registration Claimed
  Item 9. Undertakings
SIGNATURES
POWER OF ATTORNEY
MEDIA ARTS GROUP, INC. REGISTRATION STATEMENT ON FORM S-8 INDEX TO EXHIBITS